4th Quarter 2006 EARNINGS CONFERENCE CALL
Michael Geltzeiler
August 2, 2006

Thanks, Eric.

I will briefly review our quarter and full year performance; discuss the nature of this quarter’s restructuring and special charges; and address the cash flow performance, debt position, and our share repurchase program.

As Eric mentioned, full year operating results were in line with our expectations and prior guidance. However, these results were reduced as the company reported a fourth quarter restructuring charge, as well as other charges necessary to proactively advance the turnaround efforts in our Consumer Business Services segment. The restructuring charge totaled $10 million or $0.07 per share and primarily related to severance and other downsizing activities at Books Are Fun. In addition, the company reported a non-cash charge of $7 million or $0.04 per share to revalue some old or discontinued inventory at Books Are Fun, positioning the inventory for sale outside our normal channels. This inventory primarily related to the jewelry unit, which has been discontinued and to selected SKUs aged in excess of three years or where we had small lots. Lastly, the company reported a charge in Consumer Business Services of $6 million or $0.03 per share to strategically reduce calendar year chocolate purchases required under the long-term chocolate contract at QSP. This charge is part of a plan to restructure future obligations under this agreement. Although Chocolate sales remain an integral and growing part of QSP’s fundraising business, there are greater opportunities to improve profitability once we lower the annual purchase requirements.

Management views each of these charges as an investment upon which we expect to generate future returns in terms of higher profits and incremental cash flows. Although turnaround initiatives will continue at Books Are Fun in Fiscal 2007, we believe that the vast majority of the expenditures necessary to effect the required changes in that business have now been incurred.

Fourth quarter revenues were up slightly versus prior year, driven by growth in RD International and RD North America. Growth in these units was led by our new initiatives of international expansion, Every Day with Rachael Ray, May’s launch of Taste of Home Entertaining, and our recently completed acquisition of Allrecipes.com. Company revenues for the full year were up slightly on a currency neutral basis. Our first year of real top line growth in five years.

Reported Operating profits for the quarter were $28 million, in line with the reported figure last year. Excluding this year’s restructuring and non-cash BAF inventory charges, as well as last year’s deferred promotion charge, Adjusted Operating Profit was $45 million versus $39 million last year. This was driven by double digit profit growth at RD International and RD North America offset by lower profits at Books Are Fun and the QSP charge to reduce future chocolate purchases.

Earnings per share were $0.13 this quarter versus a reported $0.11 per share last year. Excluding the restructuring and BAF inventory charges, 4th Quarter Adjusted EPS was $0.24 per share. On a full year basis, Adjusted EPS was $0.84 per share versus our prior range of $.83 to $.88 per share. This performance is below last year’s adjusted EPS of $0.87, however last year’s performance benefited from a significant amount of gains on asset sales and excluded a pro-forma $0.06 per share impact had stock options been expensed as they are this year.

Although operating profits were in line with expectations for the quarter, free cash flow was considerably below guidance and frankly, very disappointing. Free cash flow for the quarter was a net use of $12 million, versus a source of $19 million last year. For the year, free cash flow totaled $32 million versus $144 million last year. The good news is that we are extremely confident that free cash flow for Fiscal 2007 will return to more normal levels and are forecasting free cash flow to range between $120 and $140 million.

We have spent a considerable amount of time analyzing the full year cash flow performance in an effort to answer three questions:

1.	Why did the company only generate $32 million of free cash flow on Adjusted EBITDA of around $190 million?
2.	Why were our results different from our forecast? and
3.	Why will free cash flow be so much higher next year?

The answer to all three questions lies principally within working capital and the changing nature of our company as we move from a declining asset to one which is growing its top-line and introducing new businesses.

For Fiscal 2006, the company reported Adjusted EBITDA of around $190 million from which it made interest payments of ($40) million, tax payments of around ($25) million, incurred capital expenditures of nearly ($20) million while generating $5 million from asset sales. The big delta between these amounts and free cash flow of only $32 million was in working capital and other, which grew by nearly ($75) million during the year.

The most significant components of this growth are generally one time in nature or are timing related and include:
1.
Increased working capital related to the new initiatives: Taste of Home Entertaining, Every Day with Rachael Ray, new country expansion and the Allrecipes acquisition. Beyond their start-up expenses, collectively these efforts accounted for nearly $15 million in increased working capital via higher inventories, accounts receivables, and prepaid promotion costs. Working capital will continue to grow at several of these units as these businesses grow. However, the increase will be less severe than in the initial year of start-up.

2.
A second reason for the increased working capital is timing of mailings, promotional activities, and shipments. This accounts for over $20 million of the working capital growth. The mix and timing of several key customer acquisition mailings in both Europe and the US have changed this year versus last. Further we were required to change fulfillment outsourcers in our UK market during the last few weeks of June, which resulted in delayed shipments and alone increased accounts receivable by $6 million. Most if not all of these items are timing related and will reverse themselves next year.

3.
BAF incurred higher working capital related to rep retention, lower than expected second half sales, and the cost of turnaround initiatives. This accounts for about $8 million of the growth. However, we expect working capital at Books Are Fun to decline significantly for next year, driven by lower inventories.

4.
Lastly, there were a number of one time non-cash benefits in this year’s results which negatively impacted working capital. These include lower annual management compensation accruals and resolution of prior litigation in the US and a major royalty audit in Europe. Collectively, these total approximately $14 million.

The forecast variance was also attributed mostly to working capital. However weaker results in selected markets, the restructuring initiatives, and some overall poor forecasting amidst a changing environment also contributed to the shortfall. We estimate that approximately $15 million of the forecast variance is related to timing of mailings, promotional spending, inventory receipts and receivables, all of which should revert to cash in Fiscal 2007. Efforts to heighten cash flow awareness and improve short-term forecasting are underway throughout the company.

We expect that most of the working capital growth we have experienced this year will either not recur or in many cases will turn positive for next year. This coupled with higher EBITDA, expected lower tax payments and efforts to effect a planned reduction in BAF and QSP inventory, support our outlook that free cash flows for Fiscal 2007 will return to historical levels of around $120 to $140 million.

Gross Debt levels increased as of June 30th to $695 million. The increase was attributed to a $66 million outlay for the Allrecipes.com acquisition and $20 million of share repurchases incurred this quarter. Cash on hand was $35 million at June 30th, resulting in Net Debt of $660 million. The poor cash flow performance coupled with the acquisition and share repurchases, have increased our leverage ratio to more than 3 times debt to EBITDA as of June 30th. Although this leverage will increase in the first quarter of fiscal 2007 with our seasonal working capital builds at Books Are Fun and QSP, we plan to use most of our free cash flow for Fiscal 2007 to reduce debt and leverage during the year. We also remain committed to completing the $100 million share authorization plan by the end of calendar year 2006. Our target level of leverage remains 2.5 x debt to EBITDA over the medium term.

Year-to-date share repurchases totaled $65 million, bringing the total share repurchase program to $70 million of the $100 million share authorization. We have repurchased nearly 5 million shares since we began this program, enabling us to reduce the number of common shares on hand at June 30th to around 94 million.

Before we take your questions, we would like to turn the call over to Tom Gardner for an update on Books Are Fun. Tom.